Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated March 2, 2026 ,except for Note 2 and Note 3, as to which the date is April 28, 2026, in the Registration Statement on Form F-3, relating to the audit of the consolidated balance sheets of Park Ha Biological Technology Co., Ltd. (the “Company”) as of October 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2025, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
May 19, 2026	Certified Public Accountants
PCAOB ID: 1171